Exhibit 10.2

Execution Version

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) made between Vistaprint Schweiz GmbH, a Swiss limited liability company (“Vistaprint Schweiz”) and Vistaprint N.V., a Dutch public limited liability company (“Vistaprint N.V), on the one hand, and Hauke Hansen (“Mr. Hansen”), on the other hand, is effective as of the date of the last signature below. As used in this Agreement, the term “Vistaprint” means Vistaprint N.V. and its subsidiaries and affiliates, including Vistaprint Schweiz.

Mr. Hansen acknowledges that, during the course of his acting as a director of Vistaprint and his employment with Vistaprint, Vistaprint provided him and/or provided him with access to confidential and proprietary information of Vistaprint regarding Vistaprint and its business, technology, plans and strategies, among other things. In consideration of the payment by Vistaprint of a gross amount of CHF 10,000, which Vistaprint Schweiz will pay to Mr. Hansen (net of all applicable tax and social security withholdings) within four (4) weeks from the effective date of this Agreement, the other consideration provided to Mr. Hansen under that certain Separation Agreement between Vistaprint and Mr. Hansen and other good and valuable consideration, the receipt of which is acknowledged, Mr. Hansen agrees as follows:

1. Non-Competition and Non-Solicitation. From the effective date of this Agreement through June 30, 2016, Mr. Hansen will not directly or indirectly:

(a) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with Vistaprint’s business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any product or service developed, manufactured, marketed, sold or provided, or planned to be developed, manufactured, marketed, sold or provided, by Vistaprint until June 30, 2014;

(b) Either alone or in association with others, sell or attempt to sell to any person or entity that was, or to whom Vistaprint had made or received a proposal to become, a customer or client of Vistaprint at any time during the term of Mr. Hansen’s employment with Vistaprint, any products or services which are competitive with any products or services (i) developed, manufactured, marketed, sold or provided by Vistaprint as of June 30, 2014 or (ii) included within Vistaprint’s product or strategic pipeline or roadmap as of June 30, 2014; or

(c) Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by Mr. Hansen to solicit, any employee of Vistaprint to leave the employ of Vistaprint, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Mr. Hansen to solicit for employment, hire or engage as an independent contractor, any person who was employed by Vistaprint on June 30, 2014; provided, however, that this clause (ii) shall not apply to any individual whose employment with Vistaprint was terminated (a) on an involuntary basis for performance reasons or due to a role elimination or reduction in force at any time or (b) on any other basis (e.g., voluntary resignation) more than three months prior to the time of such solicitation, hiring or engagement.

2. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, Vistaprint may be merged or which may succeed to Vistaprint’s assets or business, provided, however, that the obligations of Mr. Hansen are personal and shall not be assigned by him. Notwithstanding the foregoing, if Vistaprint is acquired by a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to Vistaprint’s assets or business, then for purposes of Section 1(a), the term “Vistaprint” shall mean and refer to the business of Vistaprint as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

(b) Interpretation. If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(d) Waivers. No delay or omission by Vistaprint in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by Vistaprint on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the legitimate business interests and goodwill of Vistaprint and are considered by Mr. Hansen to be reasonable for such purpose. Mr. Hansen agrees that any breach of this Agreement is likely to cause Vistaprint substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, Mr. Hansen agrees that Vistaprint, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and Mr. Hansen hereby waives the adequacy of a remedy at law as a defense to such relief.

(f) Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between Mr. Hansen and Vistaprint relating to the subject matter of this Agreement. Mr. Hansen agrees that any change or changes in his/her duties, salary, compensation or other terms and conditions of employment after the signing of this Agreement, material or otherwise, shall not affect the validity, enforceability or scope of this Agreement.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland (without reference to the conflicts of laws provisions thereof).

(h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both an authorized officer of Vistaprint N.V. and Mr. Hansen.

(i) Captions/Counterparts. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which taken together shall be deemed one and the same instrument.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Non-Competition and Non-Solicitation Agreement effective as of the date of the last signature below.

VISTAPRINT N.V.

By: /s/Ernst J. Teunissen	/s/ Hauke Hansen
Name: E.J. Teunissen	Hauke Hansen
Title: CFO

Date: 30.6.2014	Date: 30.6.2014

VISTAPRINT SCHWEIZ GMBH

By: /s/Ernst J. Teunissen
Name: E.J. Teunissen
Title: Managing Officer

Date: 30 June, 2014